Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
July 28, 2008
OLD NATIONAL REPORTS SECOND-QUARTER EARNINGS OF
$19.5 MILLION, OR $.30 PER SHARE
•	CONTINUED IMPROVEMENT IN NET INTEREST MARGIN
•	DECREASES IN NON-PERFORMING, PROBLEM AND SPECIAL MENTION LOANS
•	GROWTH IN COMMERCIAL AND CONSUMER LOANS
•	CAPITAL REMAINS STRONG
Contacts:

Financial Community:	Media:
Lynell J. Walton — (812) 464-1366 Vice President — Investor Relations	Kathy A. Schoettlin — (812) 465-7269 Senior Vice President — Communications
Second-Quarter vs. First-Quarter Highlights:
•	Earnings per share increase 3.4%
•	End-of-period commercial loans increase $85.8 million, or 4.9%
•	Net interest margin expands 17 bps to 3.85%
•	Special mention and problem loans decline $6.3 million and $3.9 million, respectively
•	Non-performing loans decline $2.1 million
Old National Bancorp (NYSE: ONB) today announced second-quarter net income of $19.5 million, or $.30 per share, up $.01 per share from the $.29 per share earned in the first quarter of the year and unchanged from the $.30 per share earned in the second quarter of 2007.
President and CEO Bob Jones commented, “Given the challenges that exist in the economy today and unprecedented challenges that exist in the financial markets, we are particularly pleased with our positive second quarter results. These results demonstrate the sound operating fundamentals and strong capital position of Old National. The expansion of our net interest margin, growth in commercial and consumer loans and declines in nonperforming, special mention and problem loans are a reflection of our focused approach to true community banking.
“The management team and board of directors remain committed to the consistent execution of the Company’s strategy,” continued Jones. “This consistent approach has resulted in five straight quarters of exceeding Wall Street analyst consensus estimates. Given the uncertainty that exists in today’s financial markets, I am pleased that we can once again reaffirm our original earnings guidance for 2008 at $1.13 to $1.19 per share.”

Strategic Imperatives
Old National continues to be guided by three strategic imperatives that are critical in establishing the Company’s presence as a high-performing financial institution:
1. Strengthen the risk profile.
2. Enhance management discipline.
3. Achieve consistent quality earnings.
Strengthen the Risk Profile
Despite the current economic environment, Old National’s credit administration practices continue to yield encouraging results. Following first-quarter increases, largely due to the previously disclosed fraud-related incident in the Company’s Indianapolis market, credit quality metrics were well controlled, as demonstrated by the table below:

($ in millions)	2003	2004	2005	2006	2007	1Q08	2Q08
Non-Performing Loans	$104.6	$54.9	$55.6	$41.6	$40.8	$70.2	$68.1
Problem Loans	$343.9	$192.2	$136.6	$153.2	$115.1	$153.7	$149.8
Special Mention Loans	$215.7	$148.1	$83.2	$119.8	$103.2	$103.8	$97.5
Net Charge-Off Ratio	1.21%	.61%	.60%	.37%	.44%	.52%	1.35%
Provision for Loan Losses	$85.0	$22.4	$23.1	$7.0	$4.1	$21.9	$5.7

Impact associated with Indianapolis fraud incident ($ in millions)	1Q08	2Q08
Non-Performing Loans	$23.0	$15.9
Problem Loans	$31.8	$18.4
Special Mention Loans	$13.3	$11.3
Net Charge-Off Ratio*	.26%	.93%
Provision for Loan Losses	$17.0	$1.5
*Refer to Table 1 for Non-GAAP reconciliation of net charge-off ratios
Old National recorded provision for loan losses of $5.7 million during the second quarter of 2008. This compares favorably to the $21.9 million recorded during the first quarter of the year. Included in the first quarter total was the $17.0 million associated with the misconduct of a former Indianapolis loan officer and subsequent deterioration of the credits.
At June 30, 2008, the reserve for loan losses was $62.1 million, or 1.31% of total loans. This compared to a reserve of $72.2 million, or 1.54% of total loans, and $67.5 million, or 1.39% of total loans, at March 31, 2008, and June 30, 2007, respectively.
Chief Credit Officer Daryl Moore stated, “While we are pleased with our credit quality results at the end of the second quarter, we are also mindful of the unprecedented challenges that exist in the banking environment today and continue to work hard at promptly identifying and managing through issues as they arise in the portfolio. We remain focused on ensuring the consistent application of our underwriting standards, as we anticipate that challenges in the area of credit will continue to develop.”

Enhance Management Discipline
Capital Management
Old National did not repurchase shares of common stock through the open market during the first six months of 2008. In December 2005, the board approved the repurchase of up to 6.0 million shares of stock over a three-year period ending December 31, 2008. As of June 30, 2008, the Company has 4.3 million shares available to repurchase during 2008, the final year covered under this three-year authorization.
Old National continues to strengthen its capital position, as average equity as a percentage of average assets increased to 8.86% from 8.75% at March 31, 2008. Tangible common equity as a percentage of tangible assets increased to 6.75% from 6.56% at March 31, 2008. Refer to Table 2 for Non-GAAP reconciliation of the tangible capital ratios.
Chief Financial Officer Chris Wolking noted, “Old National continues to maintain a strong capital position, and the current credit cycle and economic environment reinforces the importance of capital. We are pleased that our consistent focus on a strong capital management benefits us in these challenging times. Our capital ratios are a reflection of both our balance sheet strength and our disciplined approach to capital management. It is this strong capital position that has allowed us to provide cash dividend increases to our shareholders for the past 26 years and once again declare a $.23 per share cash quarterly dividend just last week.”
Expense Management
For the second quarter of 2008, noninterest expenses were $74.8 million compared to $70.9 million and $68.4 million reported for the first quarter of 2008 and the second quarter of 2007, respectively. Increases from prior periods are primarily attributable to salaries and employee benefits as well as occupancy expenses. Rent expense, primarily relating to the sale leaseback transactions, amounted to $6.4 million for the second quarter of 2008, compared to $6.2 million and $2.6 million for the first quarter of 2008 and the second quarter of 2007, respectively.
Achieve Consistent Quality Earnings
Balance Sheet & Margin
Total commercial loans and leases increased $85.8 million, or 4.9%, from $1.740 billion at March 31, 2008, to $1.826 billion at June 30, 2008. Total consumer loans also increased from $1.177 billion at March 31, 2008, to $1.188 billion at June 30, 2008. The Company’s disciplined approach to the commercial real estate sector continues to drive down outstandings in that portfolio with a $38.8 million decline from March 31, 2008, levels.
At June 30, 2008, total investments were $2.039 billion, down $180.8 million from March 31, 2008. This change was primarily attributable to $99.6 million in securities that were called by the issuers and $96.9 million that were sold during the quarter, resulting in gains of $1.1 million and $1.0 million, respectively. The investment portfolio declined to 26.8% of total assets at June 30, 2008, compared to 28.7% at March 31, 2008.

Total core deposits, including demand and interest-bearing deposits, totaled $5.227 billion at June 30, 2008, up $10.3 million from the $5.216 billion at March 31, 2008. Total borrowed funds at June 30, 2008, were $1.359 billion, a $116.7 million decrease from the $1.475 billion at March 31, 2008.
During the second quarter of 2008, net interest income on a fully tax equivalent basis was $65.9 million and represented a net interest margin on total average earning assets of 3.85%. This compared favorably to net interest income of $64.2 million and a margin of 3.68% for the first quarter of 2008 and net interest income of $58.6 million and a margin of 3.20% for the second quarter of 2007.
“We were pleased with the expansion of net interest margin,” stated Chief Financial Officer Chris Wolking. “We maintained our disciplined approach to deposit pricing in the second quarter and at the same time saw growth in key deposit categories. We remain committed to this approach, particularly given the recent actions by the Federal Reserve to halt rate cuts.”
Fees, Service Charges and Other Revenue
Total fees, service charges and other revenue were $41.8 million for the second quarter of 2008, compared to $43.0 million for the first quarter of 2008 and $39.0 million in the second quarter of 2007. The first quarter of 2008 contained $2.4 million in seasonal contingency revenue from the insurance business. Also included in the first quarter of 2008 was a $1.5 million gain related to the redemption of Class B VISA shares. The second quarter of 2008 contained an increase of $1.1 million in service charges on deposit accounts.
About Old National
Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $7.6 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company’s website at www.oldnational.com.
Conference Call
Old National will hold a conference call at 10:00 a.m. Central on Monday, July 28, 2008, to discuss second-quarter 2008 financial results, strategic developments, and the Company’s earnings outlook for 2008. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on July 28 through August 11. To access the replay, dial 1-800-642-1687, conference code 32127175.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plan and to remediate the credit issues identified in this release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of our internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
Table 1: Non-GAAP Reconciliation-Net Charge-Offs

($ in millions)	June 30, 2008	March 31, 2008
Net Charge-Offs ($) Associated with Indianapolis Fraud Incident	$10.9	$3.0
Average Loans Outstanding	$4,709.3	$4,684.9
Net Charge-Offs (%) Associated with Indianapolis Fraud Incident	.93%	.26%
Table 2: Non-GAAP Reconciliation-Tangible Common Equity

(end of period balances - $ in millions)	June 30, 2008	March 31, 2008
Total Shareholders’ Equity	$649.0	$675.4
Deduct: Goodwill and Intangible Assets	(188.7)	(190.3)
Tangible Shareholders’ Equity	$460.3	$485.1
Deduct: Other Comprehensive Income	(40.2)	(8.9)
Tangible Common Shareholders’ Equity	$500.5	$494.0
Total Assets	$7,601.8	$7,723.5
Add: Trust Overdrafts	.1	.1
Deduct: Goodwill and Intangible Assets	(188.7)	(190.3)
Tangible Assets	$7,413.1	$7,533.2
Tangible Equity to Tangible Assets	6.21%	6.44%
Tangible Common Equity to Tangible Assets	6.75%	6.56%

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	June 30
(FTE) Fully taxable equivalent basis.	2008	2007	Change	% Change
Income Data:
Net Interest Income (FTE)	$65,945	$58,593	$7,352	12.5
Fees, Service Charges and Other Revenues	41,809	38,969	2,840	7.3
Securities Gains (Losses)	2,061	(24)	2,085	N/M
Derivative Gains (Losses)	(357)	(206)	(151)	N/M
Total Revenue (FTE)	109,458	97,332	12,126	12.5
Provision for Loan Losses	5,700	-0-	5,700	N/M
Noninterest Expense	74,834	68,434	6,400	9.4
Income before Taxes	28,924	28,898	26	.01
Provision for Taxes (FTE)	9,449	9,347	102	1.1
Net Income	19,475	19,551	(76)	(.4)

Per Share Data: (Diluted) (a)
Net Income	.30	.30	-0-	-0-
Average Diluted Shares Outstanding	65,812	65,804	8	-0-
Book Value	9.80	9.45	.35	3.7
Stock Price	14.26	16.61	(2.35)	(14.1)

Performance Ratios:
Return on Average Assets	1.03%	.96%	.07%	7.3
Return on Average Equity (b)	11.58	12.30	(.72)	(5.9)
Net Interest Margin (FTE)	3.85	3.20	.65	20.3
Other Expense to Revenue (Efficiency Ratio)	68.37	70.31	(1.94)	(2.8)
Net Charge-offs to Average Loans (c)	1.35	.31	1.04	N/M
Reserve for Loan Losses to Ending Loans	1.31	1.39	(.08)	(5.8)
Non-Performing Loans to Ending Loans (c)	1.43	1.20	.23	19.2

Balance Sheet:
Average Assets	$7,593,955	$8,119,015	$(525,060)	(6.5)
End of Period Balances:
Assets	7,601,786	7,987,742	(385,956)	(4.8)
Investments (Including Money Market Investments)	2,038,799	2,283,427	(244,628)	(10.7)
Commercial Loans	1,826,091	1,717,162	108,929	6.3
Commercial Real Estate Loans	1,196,511	1,379,391	(182,880)	(13.3)
Consumer Loans	1,188,130	1,211,694	(23,564)	(1.9)
Residential Real Estate Loans	516,010	545,275	(29,265)	(5.4)
Residential Real Estate Loans Held for Sale	16,620	19,599	(2,979)	(15.2)
Earning Assets	6,782,161	7,156,548	(374,387)	(5.2)
Core Deposits (Excluding Brokered CDs)	5,226,487	5,901,153	(674,666)	(11.4)
Borrowed Funds (Including Brokered CDs)	1,504,606	1,345,938	158,668	11.8
Shareholders’ Equity	649,015	625,582	23,433	3.7

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $672,852 and $635,814, respectively, for June 30, 2008, and 2007.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	June 30,	March 31,
(FTE) Fully taxable equivalent basis.	2008	2008	Change	% Change
Income Data:
Net Interest Income (FTE)	$65,945	$64,186	$1,759	2.7
Fees, Service Charges and Other Revenues	41,809	42,973	(1,164)	(2.7)
Securities Gains (Losses)	2,061	4,519	(2,458)	(54.4)
Derivative Gains (Losses)	(357)	(616)	259	N/M
Total Revenue (FTE)	109,458	111,062	(1,604)	(1.4)
Provision for Loan Losses	5,700	21,905	(16,205)	(74.0)
Noninterest Expense	74,834	70,936	3,898	5.5
Income before Taxes	28,924	18,221	10,703	58.7
Provision for Taxes (FTE)	9,449	(1,119)	10,568	N/M
Net Income	19,475	19,340	135	.7

Per Share Data: (Diluted) (a)
Net Income	.30	.29	.01	3.4
Average Diluted Shares Outstanding	65,812	65,754	58	.1
Book Value	9.80	10.20	(.40)	(3.9)
Stock Price	14.26	18.00	(3.74)	(20.8)

Performance Ratios:
Return on Average Assets	1.03%	1.01%	.02%	2.0
Return on Average Equity (b)	11.58	11.51	.07	.6
Net Interest Margin (FTE)	3.85	3.68	.17	4.6
Other Expense to Revenue (Efficiency Ratio)	68.37	63.87	4.50	7.0
Net Charge-offs to Average Loans (c)	1.35	.52	.83	N/M
Reserve for Loan Losses to Ending Loans	1.31	1.54	(.23)	(14.9)
Non-Performing Loans to Ending Loans (c)	1.43	1.50	(.07)	(4.7)

Balance Sheet:
Average Assets	$7,593,955	$7,682,000	$(88,045)	(1.1)
End of Period Balances:
Assets	7,601,786	7,723,466	(121,680)	(1.6)
Investments (Including Money Market Investments)	2,038,799	2,219,628	(180,829)	(8.1)
Commercial Loans	1,826,091	1,740,278	85,813	4.9
Commercial Real Estate Loans	1,196,511	1,235,302	(38,791)	(3.1)
Consumer Loans	1,188,130	1,176,708	11,422	1.0
Residential Real Estate Loans	516,010	528,534	(12,524)	(2.4)
Residential Real Estate Loans Held for Sale	16,620	10,155	6,465	63.7
Earning Assets	6,782,161	6,910,605	(128,444)	(1.9)
Core Deposits (Excluding Brokered CDs)	5,226,487	5,216,228	10,259	.2
Borrowed Funds (Including Brokered CDs)	1,504,606	1,605,648	(101,042)	(6.3)
Shareholders’ Equity	649,015	675,393	(26,378)	(3.9)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $672,852 and $672,288, respectively, for June 30, 2008, and March 31, 2008.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Six-Months Ended
($ in thousands except per-share data)	June 30
(FTE) Fully taxable equivalent basis.	2008	2007	Change	% Change
Income Data:
Net Interest Income (FTE)	$130,131	$114,624	$15,507	13.5
Fees, Service Charges and Other Revenues	84,782	76,379	8,403	11.0
Securities Gains (Losses)	6,580	(2,691)	9,271	N/M
Derivative Gains (Losses)	(973)	(192)	(781)	N/M
Total Revenue (FTE)	220,520	188,120	32,400	17.2
Provision for Loan Losses	27,605	2,445	25,160	N/M
Noninterest Expense	145,770	141,467	4,303	3.0
Income before Taxes	47,145	44,208	2,937	6.6
Provision for Taxes (FTE)	8,330	13,867	(5,537)	(39.9)
Net Income	38,815	30,341	8,474	27.9

Per Share Data: (Diluted) (a)
Net Income	.59	.46	.13	28.3
Average Diluted Shares Outstanding	65,784	65,836	(52)	(.1)
Book Value	9.80	9.45	.35	3.7
Stock Price	14.26	16.61	(2.35)	(14.1)

Performance Ratios:
Return on Average Assets	1.02%	.74%	.28%	37.8
Return on Average Equity (b)	11.54	9.51	2.03	21.3
Net Interest Margin (FTE)	3.76	3.10	.66	21.3
Other Expense to Revenue (Efficiency Ratio)	66.10	75.20	(9.10)	(12.1)
Net Charge-offs to Average Loans (c)	.94	.35	.59	N/M
Reserve for Loan Losses to Ending Loans	1.31	1.39	(.08)	(5.8)
Non-Performing Loans to Ending Loans (c)	1.43	1.20	.23	19.2

Balance Sheet:
Average Assets	$7,637,977	$8,180,185	$(542,208)	(6.6)
End of Period Balances:
Assets	7,601,786	7,987,742	(385,956)	(4.8)
Investments (Including Money Market Investments)	2,038,799	2,283,427	(244,628)	(10.7)
Commercial Loans	1,826,091	1,717,162	108,929	6.3
Commercial Real Estate Loans	1,196,511	1,379,391	(182,880)	(13.3)
Consumer Loans	1,188,130	1,211,694	(23,564)	(1.9)
Residential Real Estate Loans	516,010	545,275	(29,265)	(5.4)
Residential Real Estate Loans Held for Sale	16,620	19,599	(2,979)	(15.2)
Earning Assets	6,782,161	7,156,548	(374,387)	(5.2)
Core Deposits (Excluding Brokered CDs)	5,226,487	5,901,153	(674,666)	(11.4)
Borrowed Funds (Including Brokered CDs)	1,504,606	1,345,938	158,668	11.8
Shareholders’ Equity	649,015	625,582	23,433	3.7

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on average shareholders’ equity of $672,570 and $637,891, respectively, for 2008 and 2007.

(c)	Includes residential loans held for sale.

N/M	Not meaningful.